                                                                      Exhibit 12

                           TELE-COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES
          Calculation of Ratios of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                   (amounts in millions, except for ratios)
                                  (unaudited)

                                                                                                                    Nine Months
                                                                               Year Ended December 31,           Ended September 30,
                                                                       ----------------------------------------  -------------------

                                                                          1994   1993(a)  1992(a)  1991  1990       1995    1994
                                                                       ----------------------------------------  -------------------

Earnings (losses) from continuing operations before income taxes       $   166      161      45    (108)  (308)     (196)    148

Add:

Interest on debt                                                           811      738     815     928    990       776     582
Interest portion of rentals                                                 27       23      22      23     23        34      19
Amortization of debt expense                                                13       12       9       6      6        11       8
Distributions from and losses (earnings) of less than
  50%-owned affiliates with debt not guaranteed by TCI                      38       26     (10)    (27)    34       120    (104)
Minority interests in earnings (losses) of consolidated
  subsidiaries, including preferred stock dividend requirement
  of consolidated subsidiaries                                             -         13     277      24    (63)      (36)      8
Elimination of preferred stock dividend requirement
  of consolidated subsidiaries to 50%-owned affiliates                     -       -       (250)    (42)   (36)      -       -
Preferred stock dividend requirement of 50%-owned
  affiliates, other than amounts to TCI                                    -       -        175      23     15       -       -

Earnings available for combined fixed charges                          ----------------------------------------------------------
  and preferred stock dividends                                        $ 1,055      973   1,083     827    661       709     661
                                                                       ==========================================================
Fixed charges:

Interest on debt:
TCI and consolidated subsidiaries                                          785      731     718     826    868       745     568
Elimination of interest of consolidated subsidiaries to
  50%-owned affiliates                                                     -       -        (36)    (47)   (51)      -       -
Less than 50%-owned affiliates with debt guaranteed by
  TCIC                                                                       7     -       -        -      -           7     -
TCI's proportionate share of interest of 50%-owned
  affiliates                                                                19        7     133     149    173        24      14
                                                                       ----------------------------------------------------------
                                                                           811      738     815     928    990       776     582

Interest portion of rentals                                                 27       23      22      23     23        34      19
Amortization of debt expense                                                13       12       9       6      6        11       8
Preferred stock dividend requirements of consolidated
  subsidiaries                                                              20       14     281      61     56        52      12
Elimination of preferred stock dividend requirement
  of consolidated subsidiaries to 50%-owned affiliates                     -       -       (250)    (42)   (36)      -       -
Preferred stock dividend requirement of 50%-owned
  affiliates, other than amounts to TCI                                    -       -        175      23     15       -       -
Capitalized interest                                                        16        9       6       5      6         7      12
                                                                       ----------------------------------------------------------
Total fixed charges                                                    $   887      796   1,058   1,004  1,060       880     633
                                                                       ==========================================================

Ratio of earnings to fixed charges                                        1.19     1.22    1.02     -      -                1.04

Deficiency                                                             $   -       -       -       (177)  (399)     (171)    -


(a) Preferred stock dividend requirements have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements. The effective income tax rate utilized for purposes of increasing preferred stock dividend requirements in 1993 has been adjusted to exclude the effect of the federal income tax rate change in the third quarter of 1993.

                                                                     (continued)

                           TELE-COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES
       Calculation of Ratios of Earnings to Combined Fixed Charges and
                           Preferred Stock Dividends
                   (amounts in millions, except for ratios)
                                  (unaudited)


Fixed Charges related to interest on debt of less than 50%-owned affiliates guaranteed by TCI:

Year ended December 31,
  1990                                      710
  1991                                      506
  1992                                    2,517
  1993                                   13,833
  1994                                    5,777


Nine Months Ended September 30,
1994                                     10,676
1995                                      4,866

TELE-Communications, Inc.
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (REFC)



The ratio of earnings to combined fixed charges and preferred stock dividends of the Company was 1.02, 1.22, and 1.19 for the years ended December 31, 1992, 1993 and 1994, respectively, and 1.04 for the nine months ended September 30, 1994. The ratio of earnings to combined fixed charges and preferred stock dividends of the Company was less than 1.00 for the years ended December 31, 1990 and 1991, and for the nine months ended September 30, 1995; thus, earnings available for combined fixed charges and preferred stock dividends were inadequate to cover combined fixed charges and preferred stock dividends for such periods. The amounts of the coverage deficiencies were $399 million and $177 million for the years ended December 31, 1990 and 1991, respectively, and $171 million for the nine months ended September 30, 1995. For the ratio calculations, earnings available for combined fixed charges and preferred stock dividends consists of earnings (losses) before income taxes plus combined fixed charges and preferred stock dividends (minus capitalized interest), distributions from and (earnings) loss of less than 50% owned affiliates with debt not guaranteed by the Company (net of earnings not distributed of less than 50% owned affiliates), and minority interest in earnings (losses) of consolidated subsidiaries (including an amount representing the pretax earnings which would be required to cover preferred stock dividend requirements of consolidated subsidiaries). Combined fixed charges and preferred stock dividends consist of (i) interest (including capitalized interest) on debt, including interest of less than 50%-owned affiliates with debt guaranteed by the Company and excluding interest to 50% owned affiliates, (ii) the Company's proportionate share of interest of 50%- owned affiliates, (iii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense), (iv) amortization of debt expense, (v) that portion of minority interests in earnings of consolidated subsidiaries that represent the amount of pretax earnings that would be required to cover preferred stock dividend requirements excluding similarly adjusted preferred stock dividend requirements of consolidated subsidiaries to 50%-owned affiliates, and (vi) the amount representing the pretax earnings which would be required to cover preferred stock dividend requirements of 50%-owned affiliates, other than amounts payable to the Company. The Company has guaranteed the debt of certain less than 50%-owned affiliates and certain other entities in which it has an interest. Combined fixed charges and preferred stock dividends of $710,000, $506,000, $2,517,000, $13,833,000 and
$5,777,000 relating to such guarantees for the years ended December 31, 1990, 1991, 1992, 1993 and 1994, respectively, and combined fixed charges and preferred stock dividends of $10,676,000 and $4,866,000 relating to such guarantees for the nine months ended September 30, 1994 and 1995, respectively, have not been included in combined fixed charges and preferred stock dividends.